Exhibit 99.1

Arrive AI Announces $10 Million Share Repurchase Program

INDIANAPOLIS, INDIANA / ACCESS Newswire / September 8, 2025 / Arrive AI (Nasdaq:ARAI) today announced that its Board of Directors has authorized a share repurchase program of up to $10 million of the Company’s common stock from now through March 31, 2026.

The authorization reflects the Board’s view that the current share price represents an attractive investment relative to Arrive AI’s long-term opportunities. Repurchases may be made from time to time in the open market, through privately negotiated transactions, or under Rule 10b5-1 trading plans, in each case in accordance with Rule 10b-18 under the Securities Exchange Act of 1934 and subject to market conditions and other factors, including customary blackout periods. The program may be modified, suspended, or terminated at any time at the Company’s discretion. The timing and actual number of shares repurchased, if any, will depend on a variety of factors, including price, liquidity, and alternative uses of capital.

Dan O’Toole, Founder and CEO of Arrive AI, said:

“We believe ARAI is materially undervalued given our momentum and the scale of the opportunity in autonomous, secure delivery. This authorization gives us the flexibility to be opportunistic when conditions are favorable, while we continue executing and building long-term shareholder value at the last inch of the last-mile.”

About Arrive AI

Arrive AI’s patented Autonomous Last Mile (ALM) platform enables secure, efficient delivery to and from a smart, AI-powered Arrive Points™, whether by drone, ground robot or human courier. The platform provides real-time tracking, smart logistics alerts and advanced chain of custody controls to support shippers, delivery services and autonomous networks. By combining artificial intelligence with autonomous technology, Arrive AI makes the exchange of goods between people, robots and drones frictionless and convenient. Its system integrates with smart home devices such as doorbells, lighting and security systems to streamline the entire last-mile delivery experience. Learn more at www.arriveai.com and via the company’s press kit.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s share repurchase program, strategic priorities, and prospects. Forward-looking statements are based on current expectations and involve risks and uncertainties that could cause actual results to differ materially. Factors that could cause such differences include, among others, market conditions, the trading price and liquidity of the Company’s common stock, the Company’s financial performance, available capital, alternative uses of capital, and other risks described in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements, except as required by law. There is no assurance as to the timing, number, or value of shares to be repurchased under the program, if any, and the program may be modified, suspended, or discontinued at any time.

Media & Investor Contact
Kylie Conway
Arrive AI
investorrelations@arriveai.com | 463-270-0092

SOURCE: Arrive AI Inc.